News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation reports First Quarter results

Terre Haute, Indiana, April 29, 2020 - First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2020. For the three months ending March 31, 2020:

•	Net income was $12.2 million compared to $9.68 million for the same period of 2019;

•	Diluted net income per common share was $0.89 compared to $0.79 for the same period of 2019; and

•	Return on average assets was 1.21% compared to 1.29% for the three months ended March 31, 2019.

“We came off of a record year in 2019 and we were able to sustain our momentum through the first quarter.” said Norman L. Lowery, Chairman and Chief Executive Officer. “We are now faced with challenges unlike those we have ever seen before. In response to the spread of COVID-19, we implemented our pandemic response plan. In doing so, we have, among other things, shifted to drive-up and appointment only banking, restricted travel, facilitated remote working arrangements when possible, practiced social distancing and encouraged all of our associates to follow the Center for Disease Control guidelines. Protecting the health and safety of our associates, customers, their families and the communities we serve is our priority.”

Average Total Loans
Average total loans for the first quarter of 2020 were $2.64 billion versus $1.97 billion for the comparable period in 2019, an increase of $664.7 million or 33.70%.

Total Loans Outstanding
Total loans outstanding increased $638.6 million, or 32.19%, from $1.98 billion as of March 31, 2019 to $2.62 billion as of March 31, 2020.

“Each of the four states in which we do business have restricted the activities of non-essential businesses. These necessary restrictions have led to wide-spread furloughs, layoffs and reduced spending across our footprint.” stated Lowery. “In response, First Financial has sought to meet the needs of our customers by working tirelessly to implement the Small Business Administration’s Paycheck Protection Program enacted by the Coronavirus Aid, Relief and Economic Security (CARES) Act and by assisting our customers with reasonable loan accommodations. To date, we have approved and processed loan modifications totaling $246 million across all portfolios. Commercial loan requests have totaled $233 million with an additional $13 million to assist consumers.

Average Total Deposits
Average total deposits for the quarter ended March 31, 2020, were $3.27 billion versus $2.43 billion as of March 31, 2019.

Total Deposits
Total deposits were $3.29 billion as of March 31, 2020, compared to $2.42 billion as of March 31, 2019, an increase of $871.7 million or 36.03%.

Book Value Per Share
Book Value per share was $42.42 at March 31, 2020, compared to $37.66 at March 31, 2019.

Shareholder Equity
Shareholder equity at March 31, 2020, was $581.8 million compared to $462.8 million on March 31, 2019.

Tangible Common Equity to Tangible Asset Ratio
The Corporation’s tangible common equity to tangible asset ratio was 12.41% at March 31, 2020, compared to 14.29% at March 31, 2019.

Net Interest Income
Net interest income for the first quarter of 2020 was $36.4 million, an increase of 23.53% over the $29.4 million reported for the same period of 2019.

Net Interest Margin
The tax-equivalent net interest margin for the quarter ended March 31, 2020, was 4.13% compared to the 4.31% reported at March 31, 2019.

Nonperforming Loans
Nonperforming loans as of March 31, 2020, were $17.6 million versus $16.1 million as of March 31, 2019. The ratio of nonperforming loans to total loans and leases was 0.67% as of March 31, 2020, versus 0.81% as of March 31, 2019.

Loan Loss Provision
The provision for loan losses for the three months ended March 31, 2020, was $2.69 million compared to the $1.47 million provision for the first quarter of 2019. The Corporation established a $1.0 million allowance for loan and lease losses in the first quarter of 2020 directly related to the initial estimate of losses resulting from the COVID-19 pandemic.

Net Charge-Offs
Net charge-offs were $1.57 million for the first quarter of 2020 compared to $946 thousand in the same period of 2019.

Allowance for Loan Losses
The Corporation’s allowance for loan losses as of March 31, 2020, was $21.1 million compared to $21.0 million as of March 31, 2019. The allowance for loan losses as a percent of total loans was 0.80% as of March 31, 2020, compared to 1.06% as of March 31, 2019.

Current Expected Credit Losses
As provided in the Coronavirus Aid, Relief, and Economic Security (CARES) Act the Corporation has elected to defer the implementation of the Current Expected Credit Loss accounting standard.

Non-Interest Income
Non-interest income for the three months ended March 31, 2020 and 2019 was $9.1 million and $7.6 million, respectively.

Non-Interest Expense
Non-interest expense for the three months ended March 31, 2020, was $27.6 million compared to $23.7 million in 2019.

Efficiency Ratio
The Corporation’s efficiency ratio was 59.25% for the quarter ending March 31, 2020, versus 62.29% for the same period in 2019.

Income Taxes
Income tax expense for the three months ended March 31, 2020, was $3.02 million versus $2.22 million for the same period in 2019. The effective tax rate for 2020 was 19.87% compared to 18.63% for 2019.

“For the last 186 years, First Financial has strived to meet the financial needs of our customers,” Lowery stated. “I am particularly proud of our associates’ resilience and steadfast commitment during these unprecedented times. No matter what the circumstance, the First team always rises to the challenge”.

About First Financial Corporation
First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. and The Morris Plan Company of Terre Haute, Inc. First Financial Bank N.A. is the fifth oldest national bank in the United States, operating 81 banking centers in Illinois, Indiana, Kentucky and Tennessee. The Morris Plan Company of Terre Haute, Inc. is a state industrial chartered financial institution operating one office in Terre Haute, Indiana. Additional information is available at www.first-online.bank.

Investor Contact:
Rodger A. McHargue
Chief Financial Officer
P: 812-238-6334
E: rmchargue@first-online.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
END OF PERIOD BALANCES
Assets	$4,062,414	$4,023,250	$3,025,565
Deposits	$3,291,231	$3,275,357	$2,419,556
Loans, including net deferred loan costs	$2,622,637	$2,656,390	$1,984,053
Allowance for Loan Losses	$21,063	$19,943	$20,960
Total Equity	$581,771	$557,608	$462,796
Tangible Common Equity (a)	$492,943	$468,373	$427,358

AVERAGE BALANCES
Total Assets	$4,022,789	$4,041,287	$3,004,056
Earning Assets	$3,625,679	$3,662,390	$2,824,524
Investments	$988,523	$1,000,488	$850,749
Loans	$2,637,036	$2,658,582	$1,972,333
Total Deposits	$3,270,627	$3,279,859	$2,428,164
Interest-Bearing Deposits	$2,739,394	$3,072,566	$1,999,272
Interest-Bearing Liabilities	$106,843	$118,605	$71,923
Total Equity	$569,696	$575,908	$450,666

INCOME STATEMENT DATA
Net Interest Income	$36,350	$38,475	$29,426
Net Interest Income Fully Tax Equivalent (b)	$37,409	$39,594	$30,401
Provision for Loan Losses	$2,690	$1,500	$1,470
Non-interest Income	$9,095	$11,327	$7,636
Non-interest Expense	$27,554	$29,754	$23,693
Net Income	$12,181	$14,364	$9,682

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$0.89	$1.05	$0.79
Cash Dividends Declared Per Common Share	$—	$0.52	$—
Book Value Per Common Share	$42.42	$40.58	$37.66
Tangible Book Value Per Common Share (c)	$35.94	$35.46	$34.77
Basic Weighted Average Common Shares Outstanding	13,740	13,726	12,282

(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Return on average assets	1.21%	1.42%	1.29%
Return on average common shareholder's equity	8.55%	9.98%	8.59%
Efficiency ratio	59.25%	58.43%	62.29%
Average equity to average assets	14.16%	14.25%	15.00%
Net interest margin (a)	4.13%	4.37%	4.31%
Net charge-offs to average loans and leases	0.24%	0.20%	0.19%
Loan and lease loss reserve to loans and leases	0.80%	0.75%	1.06%
Loan and lease loss reserve to nonperforming loans	119.70%	130.01%	130.28%
Nonperforming loans to loans and leases	0.67%	0.58%	0.81%
Tier 1 leverage	12.38%	12.04%	14.83%
Risk-based capital - Tier 1	16.19%	15.51%	18.65%
(a) Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Accruing loans and leases past due 30-89 days	$27,037	$24,040	$11,402
Accruing loans and leases past due 90 days or more	$1,430	$1,610	$507
Nonaccrual loans and leases	$12,011	$9,535	$10,808
Total troubled debt restructuring	$4,156	$4,194	$4,774
Other real estate owned	$3,894	$3,625	$857
Nonperforming loans and other real estate owned	$21,491	$18,964	$16,946
Total nonperforming assets	$24,724	$22,583	$20,240
Gross charge-offs	$2,904	$3,456	$2,109
Recoveries	$1,334	$2,100	$1,163
Net charge-offs/(recoveries)	$1,570	$1,356	$946

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Cash and due from banks	$211,034	$127,426
Federal funds sold	1	7,500
Securities available-for-sale	932,041	926,717
Loans:
Commercial	1,567,340	1,584,447
Residential	663,060	682,077
Consumer	387,980	386,006
	2,618,380	2,652,530
(Less) plus:
Net deferred loan costs	4,257	3,860
Allowance for loan losses	(21,063)	(19,943)
	2,601,574	2,636,447
Restricted stock	15,400	15,394
Accrued interest receivable	17,098	18,523
Premises and equipment, net	63,140	62,576
Bank-owned life insurance	94,633	94,251
Goodwill	78,592	78,592
Other intangible assets	10,236	10,643
Other real estate owned	3,894	3,625
Other assets	34,771	41,556
TOTAL ASSETS	$4,062,414	$4,023,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$531,758	$547,189
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	118,162	126,738
Other interest-bearing deposits	2,641,311	2,601,430
	3,291,231	3,275,357
Short-term borrowings	83,784	80,119
Other liabilities	78,134	79,193
TOTAL LIABILITIES	3,480,643	3,465,642

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,075,154 in 2020 and 16,055,466 in 2019
Outstanding shares-13,714,524 in 2020 and 13,741,825 in 2019	2,005	2,005
Additional paid-in capital	139,898	139,694
Retained earnings	504,236	492,055
Accumulated other comprehensive income/(loss)	6,001	(7,501)
Less: Treasury shares at cost-2,360,630 in 2020 and 2,313,641 in 2019	(70,369)	(68,645)
TOTAL SHAREHOLDERS’ EQUITY	581,771	557,608
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,062,414	$4,023,250

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$35,034	$26,754
Securities:
Taxable	4,029	3,681
Tax-exempt	1,938	1,867
Other	402	314
TOTAL INTEREST INCOME	41,403	32,616
INTEREST EXPENSE:
Deposits	4,530	2,817
Short-term borrowings	267	323
Other borrowings	256	50
TOTAL INTEREST EXPENSE	5,053	3,190
NET INTEREST INCOME	36,350	29,426
Provision for loan losses	2,690	1,470
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	33,660	27,956
NON-INTEREST INCOME:
Trust and financial services	1,534	1,204
Service charges and fees on deposit accounts	2,998	2,624
Other service charges and fees	3,330	3,114
Securities gains (losses), net	194	(4)
Gain on sales of mortgage loans	698	420
Other	341	278
TOTAL NON-INTEREST INCOME	9,095	7,636
NON-INTEREST EXPENSE:
Salaries and employee benefits	15,972	12,755
Occupancy expense	1,929	1,815
Equipment expense	2,461	1,817
FDIC Expense	(230)	140
Other	7,422	7,166
TOTAL NON-INTEREST EXPENSE	27,554	23,693
INCOME BEFORE INCOME TAXES	15,201	11,899
Provision for income taxes	3,020	2,217
NET INCOME	12,181	9,682
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	13,098	10,224
Change in funded status of post retirement benefits, net of taxes	404	303
COMPREHENSIVE INCOME	$25,683	$20,209
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.89	$0.79
Weighted average number of shares outstanding (in thousands)	13,740	12,282